                      SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 2)(1)
                                 ---------------

                                 ASK JEEVES, INC.
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                                (Name of Issuer)

                    Common Stock, par value $.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  045174-10-9
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                                 (CUSIP Number)

                               May 29, 2001
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            (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-(c)

          [X]  Rule 13d-1(d)

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(1)  The  remainder  of this  cover  page  shall be filled  out for a  reporting person's  initial  filing on this form with respect to the subject class of securities,  and for any subsequent amendment containing  information which would alter the disclosures provided in a prior cover page.

     The  information  required in the remainder of this cover page shall not be deemed to be "filed"  for the purpose of Section 18 of the  Securities  Exchange
Act of 1934 or otherwise  subject to the  liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  see the
Notes).

(SC13G-07/99)

CUSIP No.045174-10-9                  13G                    Page 2 of 4 Pages

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1.   NAME OF REPORTING PERSONS:   CPQ Holdings, Inc.
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)  51-0337545

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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

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3.   SEC USE ONLY

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4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     State of Delaware

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  NUMBER OF    5.   SOLE VOTING POWER    1,431,391

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER      -0-

  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER    1,431,391

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER   -0-

    WITH
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9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,431,391 shares of Common Stock, par value $.001 per share

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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]

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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)   3.93%

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12.  TYPE OF REPORTING PERSON*   CO

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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  045174-10-9                  13G                    Page 3 of 4 Pages

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Item 1(a).  Name of Issuer:

            Ask Jeeves, Inc.
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Item 1(b).  Address of Issuer's Principal Executive Offices:

            5858 Horton Street, Suite 350, Emeryville, CA  94608

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Item 2(a).  Name of Person Filing:

            CPQ Holdings, Inc.

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Item 2(b).  Address of Principal Business Office, or if None, Residence:

            20555 SH 249, M/C 110701, Houston, TX  77070

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Item 2(c).  Citizenship:

            State of Delaware

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Item 2(d).  Title of Class of Securities:

            Common Stock, par value $.001 per share

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Item 2(e).  CUSIP Number:

            045174-10-9

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Item 3.     If This Statement  is Filed  Pursuant to  Rule 13d-1(b), or 13d-2(b)
            or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d)  [_]  Investment  company  registered under Section 8 of the Investment
               Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f)  [_]  An employee  benefit plan or endowment  fund in  accordance  with
               Rule 13d-1(b)(1)(ii)(F);

     (g)  [_]  A parent  holding  company or control  person in accordance  with
               Rule 13d-1(b)(1)(ii)(G);

     (h)  [_]  A savings  association  as defined in Section 3(b) of the Federal
               Deposit Insurance Act;

     (i)  [_]  A  church  plan  that  is  excluded  from  the  definition  of an investment  company  under  Section  3(c)(14)  of the  Investment
               Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No.045174-10-9             13G                    Page 4 of 4 Pages

Item 4.  Ownership.

     Provide  the  following  information  regarding  the  aggregate  number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:    1,431,391
          ----------------------------------------------------------------------
     (b)  Percent of class:              3.93%
          ----------------------------------------------------------------------
     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote    1,431,391

          (ii)  Shared power to vote or to direct the vote      -0-

          (iii) Sole power to dispose or to direct the disposition of  1,431,391

          (iv)  Shared power to dispose or to direct the disposition of   -0-

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Item 5.  Ownership of Five Percent or Less of a Class.

Not Applicable
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Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

Not Applicable
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Item 7.  Identification and  Classification of the Subsidiary Which Acquired the
         Security  Being  Reported on by the Parent  Holding  Company or Control
         Person.

Not Applicable
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Item 8.  Identification  and  Classification  of Members of the Group.

Not Applicable
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Item 9.  Notice of Dissolution of Group.

Not Applicable
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Item 10.  Certifications.

     Not Applicable

                                    SIGNATURE

     After  reasonable  inquiry and to the best of my  knowledge  and belief,  I certify that the information  set forth in this statement is true,  complete and correct.
                                                  June 27, 2001
                                        ----------------------------------------
                                                        (Date)

                                             /s/    C. Alexis Keene
                                        ----------------------------------------
                                                      (Signature)

                                               C. Alexis Keene, Assistant Secretary
                                               CPQ Holdings, Inc
                                        ----------------------------------------
                                                      (Name/Title)

Note.  Schedules  filed in paper format shall include a signed original and five copies of the  schedule,  including  all  exhibits.  See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention.  Intentional  misstatements  or omissions of fact constitute  federal criminal violations (see 18 U.S.C. 1001).

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